Exhibit 99.1
Essential Properties Realty Trust, Inc. Announces Retirement of Paul T. Bossidy, Chairman of the Board, and Appointment of Scott A. Estes as New Board Chair

PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”) announced today that Paul T. Bossidy has notified the Company of his intent to retire as Chairman (“Chairman”) of the Company’s Board of Directors (the “Board”), effective as of December 31, 2023, after nearly 7 years as Chairman. Mr. Bossidy’s retirement decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, disclosures, policies or practices. In connection with Mr. Bossidy’s retirement, the size of the Board will be reduced from eight members to seven members, and the Board has appointed current Board member, Mr. Scott A. Estes, to become the Board’s Chairman upon Mr. Bossidy’s retirement.
Mr. Mavoides, CEO and Director of the Company, commented, “Scott has been a valuable member of our Board since our IPO and I am confident he will do an excellent job in his new capacity as Chairman of the Board. Scott brings a wealth of experience in growing a sector-leading REIT.” Mr. Mavoides continued, “On behalf of the entire EPRT team, I would like to thank Paul for his significant contributions in helping take us from just a business plan to the company that we are today. Personally, I want to thank Paul for his mentorship to me over these years.”
Mr. Bossidy commented, “It has been a pleasure working with Pete and this management team as they have executed on delivering superior results for the Company’s stockholders. I believe the Company is well-positioned to continue to deliver for stockholders with Scott’s seasoned leadership of the Board of Directors.”
Mr. Estes commented, “I have enjoyed working closely with Paul on the EPRT Board since our IPO in 2018 and wish him the best in his future endeavors. I look forward to stepping into the role of Board Chair and intend to work closely with both the Board and the management team to continue the thoughtful stewardship of the organization and sustain our track-record of value creation for our stockholders.”
About Mr. Estes

Mr. Estes has over 29 years of REIT industry experience. He served as Executive Vice President and Chief Financial Officer of Welltower, Inc. (NYSE: WELL), a NYSE-listed, S&P 500 constituent REIT focused on healthcare infrastructure during his 14 year-tenure at the company. Mr. Estes currently serves as a member of the board of trustees and audit committee chairman of JBG SMITH Properties (NYSE: JBGS), an NYSE-listed REIT that owns, operates, and develops a dynamic portfolio of mixed-use properties in and around Washington D.C., and is also a member of the board of directors and audit committee chairman of American Healthcare REIT (OTCMKTS: AHTR), a self-managed, publicly registered, healthcare REIT that owns and/or operates a diverse portfolio of healthcare real estate assets.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2023, the Company’s portfolio consisted of 1,793 freestanding net lease properties with a weighted average lease term of 13.9 years and a weighted average rent coverage ratio of 4.0x. In addition, as of September 30, 2023, the Company’s portfolio was 99.8% leased to 363 tenants operating 584 different concepts in 16 industries across 48 states.
Investor/Media:
Essential Properties Realty Trust, Inc.
Robert W. Salisbury, CFA
Senior Vice President, Capital Markets
609-436-0619
investors@essentialproperties.com